                                                                  Exhibit 10.273

[INLAND(R) LOGO]

Inland Real Estate Acquisitions, Inc.

2901 Butterfield Road                              200 Waymont Court        1955 Lake Park Drive
Oak Brook, IL 60523       501 Manatee Ave, West    Suite 126, Unit 10       Suite 300
630-218-4948 Fax: 4935    Holmes Beach, FL 34217   Lake Mary, FL 32746      Smyrna, GA 30080
www.inlandgroup.com       941-779-1000 Fax: 2000   407-688-6540 Fax: 6543   678-996-2131 Fax: 2140


                                  May 20, 2004


Lincoln Southlake, Ltd. ("Seller")
3300 Lincoln Plaza
500 N. Akard
Dallas, Texas 75201
Attn: Robert Dozier


     Re: GATEWAY PLAZA SHOPPING CENTER; SOUTHLAKE, TEXAS

Dear Mr. Dozier:

     This letter represents the offer of Inland Real Estate Acquisition, Inc. ("Purchaser") to purchase the Gateway Plaza Shopping Center (the "Property") with approximately 358,195 net rentable square feet, situated on approximately 42 acres of land, located at the corner of State Highway 114 and Southlake Boulevard (See EXHIBIT A attached).

     The Property shall include all the land and buildings and common facilities, as well as Seller's right, title and interest in all personalty within the buildings and common areas, supplies, landscaping equipment, and any other items presently used on the site and belonging to Seller, and all of Seller's right, title and interest in and to all intangible rights relating to the Property.

     This corporation or its nominee will consummate this transaction on the following basis:

1. The total purchase price (the "Purchase Price") shall be $33,025,276.00 all cash, plus or minus prorations, with no MORTGAGE CONTINGENCIES, to be paid at CLOSING 45 CALENDAR DAYS following the acceptance of this agreement (see Paragraph 10). Concurrently with the execution of this letter, Purchaser has provided a $500,000 earnest money deposit with the Title Company designated in Section 10. If, following 45 calendar days after the acceptance of this letter, Purchaser has not terminated this letter, the $500,000 earnest money shall be deemed non-refundable to Purchaser and payable to Seller. Said money shall be applied to the Purchase Price at the closing.

     It is understood and agreed that the purchaser may automatically and immediately receive its earnest money deposit back if it terminates this

Lincoln Southlake, Ltd.
May 20, 2004                                                              Page 2

     agreement for any reason or no reason on or before 45 calender days following the acceptance of this agreement.

2. Seller represents and warrants (TO SELLER'S CURRENT, ACTUAL KNOWLEDGE), that, except as provided in the applicable lease documents (the "Leases") for the Property, the Property is leased to the tenants described on EXHIBIT B on triple net leases covering the buildings and all of the land, parking areas, reciprocal easements and REA/OEA agreements (if any), for the entire terms and option periods. Any unearned, free rent concessions given to any tenants (other than those concessions, if any, described in the Leases) that extend beyond the Closing Date (hereinafter defined) shall be settled at closing by Seller giving a full cash credit to Purchaser for any and all of those concessions.

3. Seller warrants and represents (TO SELLER'S CURRENT, ACTUAL KNOWLEDGE), that the property is free of violations, and the interior and exterior structures are in a good state of repair, free of leaks, structural problems, and mold, and the property is in full compliance with Federal, State, City and County ordinances, environmental laws and concerns, and no one has a lease that exceeds the lease term stated in said leases, nor does anyone have an option or right of first refusal to purchase or extend, nor is there any contemplated condemnation of any part of the property, nor are there any current or contemplated assessments.

4. Seller warrants and represents (to Seller's current, actual knowledge), that, except as provided in the Leases, during the term of the Leases, the tenants and guarantors are responsible for and obligated to pay all operating expenses relating to the Property on a prorata basis, including but not limited to, real estate taxes, REA/OEA agreements, utilities, insurance and all common area maintenance.

     Prior to closing, Seller shall not enter into or extend any agreements without Purchaser's approval, which approval shall not be unreasonably withheld or delayed, and any contract presently in existence not accepted by Purchaser shall be terminated by Seller, but only to the extent Seller has the right to do so prior to closing and can do so without cost to Seller. Seller shall use good faith efforts to cause any work presently in progress on the Property to be completed by Seller prior to closing.

5. Seller shall use good faith efforts to obtain and furnish Purchaser no later than ten (10) days prior to the Closing Date with estoppel letters acceptable to Purchaser (form to be attached to this document) from 90% (based on square footage) of tenants, guarantors, and parties to reciprocal and/or operating easement agreements. Purchaser's obligations under this letter are conditional

Lincoln Southlake, Ltd.
May 20, 2004                                                              Page 3

     upon Purchaser receiving estoppels from Kohl's, TJMaxx, Old Navy, Bed Bath & Beyond, Michaels, Bank of America and Starbucks.

6. Seller is responsible for payment of any leasing brokerage fees or commissions which are due any leasing brokers for the existing leases stated above or for the renewal of same leases whereby renewal occurs prior to the Closing Date. Purchaser shall be responsible for all other leasing brokerage fees and commissions.

7. Purchaser's obligations hereunder are conditioned upon Seller supplying to Purchaser prior to closing a certificate of insurance from the tenants and guarantors in the form and coverage required under the Leases.

8. Purchaser's obligations hereunder are conditioned upon Seller supplying to Purchaser 10 days prior to closing, at Seller's expense, a certificate which must be acceptable to Purchaser from a certified hygienist for environmental concerns that there is no asbestos, PCBs, or hazardous substance in the buildings and on the property in violation of applicable law; in other words, a Level 1 environmental audit (and Level 1 audit, if required).

9. The above sale of the real estate shall be consummated by conveyance of a special warranty deed in a form reasonably acceptable to Seller and Purchaser from Seller to Purchaser's designee, with Seller paying any city, state or county transfer taxes for the closing, and Seller agrees to cooperate with Purchaser's lender, if any, and the money lender's escrow, at no expense to Seller and without liability to Seller. Seller and Purchaser shall also execute and deliver at the closing such other documents, each in a form reasonably acceptable to Seller and Purchaser, as are customary in sales of properties similar to the Property, including an assignment and assumption of lease agreements and a bill of sale.

10. The closing shall occur through Republic Title of Texas, Inc., with Laura Worral, as Escrowee, on the date (the "Closing Date") that is 45 calendar days following acceptance of this agreement, at which time title to the above property shall be indefeasible; i.e., free and clear of all liens, encroachments and encumbrances, except as may be shown on the Survey (hereinafter defined), and a Texas Form T-1 owner's title policy, the basic premium (but not endorsement premiums) for which shall be paid by Seller, shall be issued, with all warranties and representations being true now and at closing and surviving the closing for a period of twelve (12) months, and each party shall be paid in cash their respective credits, including, but not limited to, security deposits, rent and expenses, with a proration of real estate taxes based on the greater of 110% of

Lincoln Southlake, Ltd.
May 20, 2004                                                              Page 4

     the most recent bill or latest assessment of the estimated assessments for 2003 and 2004 using the Assessor's formula for these sales transactions, with a later reproration of taxes when the actual bills are received. At closing, rents and expenses of the Property shall be prorated, however, no credit will be given to Seller for any past due, unpaid or delinquent rents, provided that Seller reserves the right to seek to collect all such rents from the tenants owing same, and Purchaser shall deliver all such rents to Seller if and when received in accordance with the terms of the Leases by Purchaser.

11. This offer is subject to Seller delivering to Purchaser, prior to closing, an appraisal of the property prepared by an MAI or other qualified appraiser, acceptable to Purchaser or Purchaser's lender, if any, all at Seller's cost.

12. Purchaser's obligations hereunder are conditioned upon neither Seller (Landlord) or any tenant and guarantor being in default on any lease or agreement at closing, nor there being any threatened or pending litigation.

13. Seller warrants and represents that it has paid all unemployment taxes to date.

14. Prior to closing, Seller shall furnish to Purchaser copies of all guarantees and warranties which Seller received from any and all contractors and Subordination, Attornment and Non-Disturbance Agreement pertaining to the Property. This offer is subject to Purchaser's satisfaction that all guarantees and warranties survive the closing and are assignable and transferable to any titleholder now and in the future.

15. Except with respect to the Vacant Space described below, this offer is subject to the Property being 100% occupied at the time of closing, with all tenants occupying their space, open for business, and paying full rent in accordance with the terms of the Leases, including CAM, tax and insurance current, as shown on EXHIBIT B attached.

16. If, as and when the closing occurs, but not otherwise, Seller shall be responsible for payment of a real estate brokerage commission of $326,983 to Venture Commercial pursuant to a separate written agreement between Seller and such broker. Said commission shall be paid through the closing escrow as follows: 100% to Venture Commercial, Inc. or its nominee.

17. Not less than fifteen (15) days prior to closing, Seller must provide the title commitment as stated above and a current Urban ALTA/ACSM spotted survey in accordance with the minimum standard detail requirements for ALTA/ACSM Land Title surveys jointly established and adopted by ALTA and ACSM in 1999

Lincoln Southlake, Ltd.                                                   Page 5
May 20, 2004

     and includes all Table A optional survey responsibilities and acceptable to Purchaser and the title company.

18. Seller agrees that prior to closing it shall put all vacant spaces (the "Vacant Space") into rentable condition (white box-drywall, plumbed for sewer and water, air conditioner and heating system in place) and ready for a new tenant to occupy immediately in accordance with all applicable laws, codes, etc., including all requirements for a certificate of occupancy for said space.

19. Seller agrees to promptly make available and disclose, to the extent not otherwise reflected in the Leases, all inducements, abatements, concessions or cash payments given to tenants, and for CAM, copies of the bills. Seller agrees to cooperate fully, at no expense to Seller, with Purchaser and Purchaser's representatives to facilitate Purchaser's evaluations and reports, including at least a one-year audit of the books and records of the Property to be made upon three (3) business days prior written notice to Seller and during Seller's normal business hours.

20. Purchaser acknowledges that, except only for the representations and warranties of Seller expressly made in this letter, the Property is being sold by Seller to Purchaser on an "as is, where is" basis, with all faults, such that in no event shall Seller be deemed to have made any representations, warranties or assurances of or with respect to the Property, except as expressly provided in this letter.

21. In no event shall Purchaser assign or transfer its rights or obligations under this letter without the prior written consent of Seller, excluding transfers to purchasers affiliates.

22. In the event of a default by Seller under this letter, Purchaser's sole remedies shall be to terminate this letter by written notice to Seller and the title company or seek specific performance of Seller's obligations hereunder and simultaneously purchaser shall receive back its earnest money. In the event of a default by Purchaser under this letter, following the 45 calender days after acceptance of this agreement, Seller's sole remedy shall be to terminate this letter by written notice to Purchaser and the title company and receive the $500,000 earnest money deposit as liquidated damages.

23. Buyer agrees to hire Lincoln Property Company Commercial, Inc. as leasing agent for a term of one year following closing (agreement to be discussed) and property manager (role to be discussed) for six months following close.

Lincoln Southlake, Ltd.
May 20, 2004                                                              Page 6

         This offer is, of course, predicated upon the Purchaser's review and written approval of the existing leases, new leases, lease modifications (if any), all tenant correspondence, REA/OEA agreements, tenants' and guarantors' financial statements, sales figures, representations of income and expenses made by Seller, site inspection, environmental, appraisal, and at least one year of audited operating statements on said property is required that qualify, comply with and can be used in a public offering.

         If this offer is acceptable, please sign the original of this letter and initial each page, keeping copies for your files and returning the original to me by May 21, 2004.

                                                Sincerely,

ACCEPTED:

LINCOLN SOUTHLAKE, LTD.                         INLAND REAL ESTATE ACQUISITIONS,
                                                INC., or nominee

By:   Akard Ervay, Inc.,
      general partner

                                                /s/ Matthew Tice
                                                --------------------------------
                                                Matthew Tice

      By: /s/ Robert Dozier
         -----------------------------
      Name:  ROBERT DOZIER                      /s/ G. Joseph Cosenza
          ----------------------------          --------------------------------
      Title: Executive Vice President           G. Joseph Cosenza
            --------------------------          Vice Chairman

Date:  5-21-04
     ---------------------------------

                       ACKNOWLEDGMENT BY THE TITLE COMPANY

     Republic Title of Texas, Inc. hereby acknowledges receipt of an executed copy of this letter and agrees to hold and distribute the $500,000 earnest money referenced above in accordance with the terms of this letter.

                                        REPUBLIC TITLE OF TEXAS, INC.


                                        By:
                                           -------------------------------------
                                        Name:
                                             -----------------------------------
                                        Title:
                                              ----------------------------------

                                    EXHIBIT A

[GRAPHIC]

                                    EXHIBIT B

                                                 GATEWAY PLAZA - SOUTHLAKE, TEXAS
                             ---------------------------------------------------------------------
                                                                                                         LEASE             LEASE
                                                      ANNUAL                                          COMMENCEMENT      EXPIRATION
        TENANTS                        S.F.          BASE RENT          MONTHLY         RENT             DATE              DATE
------------------------------------------------------------------------------------------------------------------------------------
Kohl's                                87,423        502,187.00         41,848.92   $          5.74    September-00       January-21
T.J. Maxx                             30,600        267,750.00         22,312.50   $          8.75    September-00      September-10
Bed Bath and Beyond                   30,000        330,000.00         27,500.00   $         11.00     October-00        January-11
Old Navy                              25,000        225,000.00         18,750.00   $          9.00    September-00      September-05
Officemax                             23,801        261,335.00         21,777.92   $         10.98      August-00        January-16
Michael's                             23,428        257,708.00         21,475.67   $         11.00     October-00        February-10
Bank of America                        5,430        190,000.00         15,833.33   $         34.99     January-01        December-20
Starbucks                              1,830         54,900.00          4,575.00   $         30.00      April-01          March-11
Thomasville Home Furn                 18,615        252,792.00         21,066.00   $         13.58     January-01        December-10
Ultra Cosmetics & Salon               11,250        202,500.00         16,875.00   $         18.00     November-00       October-10
Dress Barn                             8,127        142,223.00         11,851.92   $         17.50     November-00       October-05
Rack Room                              7,996        147,926.00         12,327.17   $         18.50    September-00      September-05
Aaron Brothers Art & Frame             6,500        143,000.00         11,916.67   $         22.00     November-00       February-11
Home Theather Store                    6,100        152,500.00         12,708.33   $         25.00     January-01        February-08
Calico Corners                         5,278        126,672.00         10,556.00   $         24.00     January-01        December-05
Anamia's Retail                        5,058        126,450.00         10,537.50   $         25.00      March-01         February-11
* Dami Japanese                        4,253        114,831.00          9,569.25   $         27.00     December-03       November-08
Mattress Firm                          4,008         88,176.00          7,348.00   $         22.00    September-00      September-05
Zales                                  3,587         60,979.00          5,081.58   $         17.00     December-03       November-13
Carpet Mills of America                3,493         76,846.00          6,403.83   $         22.00     November-00       November-05
Pearle Vision                          3,027         71,437.00          5,953.08   $         23.60     November-02       October-12
Baker Brothers                         3,000         75,000.00          6,250.00   $         25.00     January-01        December-05
Fitness Headquarters                   2,500         57,500.00          4,781.67   $         23.00     February-01       January-06
Chipotle Mexican Grill                 2,432         59,025.00          4,918.75   $         24.27     December-00       December-05
Cool Cuts for Kids                     1,194         28,656.00          2,388.00   $         24.00     October-00       September-05
Bassel Furniture                      10,202         98,143.00          8,178.58   $          9.62     October-04       September-09
Vacant                                10,000        100,000.00          8,333.33   $         10.00
Vacant                                 5,021         70,294.00          5,857.23   $         14.00
Vacant                                 3,059         61,180.00          5,098.33   $         20.00
Vacant                                 2,725         64,600.00          4,541.67   $         20.00
Vacant                                 2,200         44,000.00          3,666.67   $         20.00
Vacant                                 1,056         23,232.00          1,936.00   $         22.00
Vacant Ground Lease                        1         85,000.00          5,416.67   $     85,000.00
Vacant Ground Lease                        1         80,000.00          6,666.67   $     80,000.00
Totals                               358,195      4,611,742.00

----------
* Currently under negotiations to be assigned to a new owner/operator under same terms of Dami lease.

LINCOLN PROPERTY COMPANY


May 17, 2004


Mr. Matthew Tice
INLAND
505 Camrose Lane
Murphy, Texas 75094

RE:  GATEWAY PLAZA
     SOUTHLAKE, TEXAS

Dear Matt:

Per our conversation to date, please let this letter confirm that Akard Ervay, Inc., the general partner, recommends approval of Inland's acquisition under the agreed terms and conditions.

Sincerely,

LINCOLN PROPERTY COMPANY COMMERCIAL INC.


/s/ Robert Dozier
Robert Dozier
Executive Vice President



LINCOLN PROPERTY COMPANY
3300 LINCOLN PLAZA
500 N. AKARD STREET
DALLAS TX 75201-3394
(214)740-3300

                   TENANT ESTOPPEL CERTIFICATE FORM - GENERAL

To:

Inland Real Estate Acquisitions, Inc., and
Inland Southeast ___________________, L.L.C. (insert Inland nominee entity), and its lenders, successors and assigns ("Purchaser")
2901 Butterfield Road
Oak Brook, Illinois 60523
Attention: Karen Kautz

     Re:  Lease Agreement dated __________________ and amended _______________
          ____ (collectively, the "Lease"), between Lincoln Southlake, Ltd., as "Landlord", and ______________________________________________________
          __________________________________________, as "Tenant", guaranteed by
          _________________________________ ("Guarantor") for leased premises containing approximately _________________ square feet of space (the "Premises") situated in that certain property commonly known as the Gateway Plaza Shopping Center, Southlake, Texas (the "Property")

1. Tenant hereby certifies that the following representations with respect to the Lease are accurate and complete as of the date hereof.

     (a) Dates of all amendments, letter agreements, modifications and waivers related to the Lease: ________________________________________________
          ______________________________________________________________________

     (b)  Commencement Date: ___________________________________________________

     (c)  Expiration Date: _____________________________________________________

     (d)  Current Annual Base Rent: ____________________________________________
          Adjustment Date: _____________________________________________________
          Rental Amount: _______________________________________________________

     (e)  Fixed or CPI Rent Increases: _________________________________________

     (f)  Square Footage of the Premises: ______________________________________

     (g)  Security Deposit paid to Landlord: ___________________________________

     (h) Renewal Options: ___________ Additional Terms for ______________ years at $__________ per year

     (i)  Termination Options: Termination Date ________________________________
          Fees Payable _________________________________________________________

2.   Tenant further certifies to Purchaser that:

     (a) the Lease is presently in full force and effect and represents the entire agreement between Tenant and Landlord with respect to the Premises;

     (b) the Lease has not been assigned and the Premises have not been sublet by Tenant;

     (c) Tenant has accepted and is occupying the Premises, all construction required by the Lease has been completed and any payments, credits or abatements required to be given by Landlord to Tenant have been given;

     (d) Tenant is open for business or is operating its business at the Premises;

     (e) no installment of rent or other charges under the Lease other than current monthly rent has been paid more than 30 days in advance and Tenant is not in arrears on any rental payment or other charges;

     (f) Landlord has no obligation to segregate the security deposit or to pay interest thereon;

     (g) to Tenant's knowledge, Landlord is not in default under the Lease and no event has occurred which, with the giving of notice or passage of time, or both, could result in a default by Landlord;

     (h) to Tenant's knowledge, Tenant has no existing defenses, offsets, liens, claims or credits against the payment obligations under the Lease;

     (i) Tenant has not been granted any options or rights to terminate the Lease earlier than the Expiration Date (except as stated in paragraph 1(i));

     (j) Tenant has not been granted any options or rights of first refusal to purchase the Premises or the Property;

     (k) Tenant has not received notice of violation of any federal, state, county or municipal laws, regulations, ordinances, orders or directives relating to the use or condition of the Premises or the Property;

     (l) no hazardous wastes or toxic substances, as defined by all applicable federal, state or local statutes, rules or regulations have been disposed, stored or treated on or about the Premises or the Property by Tenant;

     (m) Tenant has not received any notice of a prior sale, transfer, assignment, pledge or other hypothecation of the Premises or the Lease or of the rents provided for therein other than the existing financing obtained by Landlord and currently encumbering the Property;

                         GUARANTOR ESTOPPEL CERTIFICATE

Date: _____________, 2004


To: ________________

Inland Red Estate Acquisitions, Inc., and
Inland Southeast ____________, L.L.C. (insert Inland nominee entity), and its lenders, successors and assigns ("Purchaser")
2901 Butterfield Road
Oak Brook, Illinois 60523
Attention: Robert Brinkman

     Re: Guaranty Agreement dated _______________ ("Guaranty of Lease") pertaining to that certain lease dated _______________________ between Lincoln Southlake, Ltd., as Landlord, and ______________ as Tenant for approximately ______________________ of space (the "Premises") located at the property commonly known as the Gateway Plaza Shopping Center, Southlake, Texas (the "Property").

1. Guarantor certifies to Purchaser and Purchaser's lender that: (a) the Guaranty of Lease has been properly executed by Guarantor and is presently in full force and effect without amendment or modification except as noted above; (b) to Guarantor's knowledge, Guarantor has no existing defenses, offsets, liens, claims or credits against the obligations under the Guaranty of Lease.

2. This certification is made with the knowledge that Purchaser is about to acquire title to the Property and a lender is about to provide Purchaser with financing which shall be secured by a deed of trust (or mortgage), security agreement and assignment of rents, leases and contracts upon the Property. Guarantor further acknowledges and agrees that Purchaser and its lender and their respective successors and assigns shall have the right to rely on the information contained in this Certificate.

3. The undersigned is authorized to execute this Guarantor Estoppel Certificate on behalf of Guarantor.

                                           [GUARANTOR]


                                           By:
                                              ----------------------------------
                                           Name:
                                                --------------------------------
                                           Title:
                                                 -------------------------------